                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                          DATATRAK INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   238134 10 0
                          ---------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              /  /     Rule 13d-1(b)
              /  /     Rule 13d-1(c)
              /x /     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 238134 10 0                  13G                 Page 2 of 18 Pages

-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Oxford Bioscience Partners L.P.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
-------------------------------------------------------------------------------


                               Page 2 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 3 of 18 Pages

-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Oxford Bioscience Partners (Adjunct) L.P.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
-------------------------------------------------------------------------------


                               Page 3 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 4 of 18 Pages

-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OBP Management L.P.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
-------------------------------------------------------------------------------


                               Page 4 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 5 of 18 Pages

-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Oxford Bioscience Partners (Bermuda) Limited Partnership
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
-------------------------------------------------------------------------------


                               Page 5 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 6 of 18 Pages
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OBP Management (Bermuda) Limited Partnership
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
-------------------------------------------------------------------------------


                               Page 6 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 7 of 18 Pages
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OBP Management (Bermuda) Ltd.
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
-------------------------------------------------------------------------------


                               Page 7 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 8 of 18 Pages
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edmund M. Olivier
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------


                               Page 8 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 9 of 18 Pages
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Cornelius T. Ryan
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------


                               Page 9 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 10 of 18 Pages
-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alan G. Walton
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a)   /  /
                                                                (b)   /  /

-------------------------------------------------------------------------------
3     SEC USE ONLY


-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0 Shares
                         ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 236,850 Shares
                         ------------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 Shares
                         ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                236,850 Shares
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        236,850 Shares

-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                /  /


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------


                               Page 10 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 11 of 18 Pages

NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) Ltd., a Bermuda company; (vii) Edmund M. Olivier; (viii) Cornelius T. Ryan; and (ix) Alan G. Walton.

Item 1(a).      NAME OF ISSUER:  DataTRAK International, Inc.

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                20600 Chagrin Blvd., Cleveland, Ohio  44122


       ITEM 2(a)                           ITEM 2(b)                             ITEM 2(c)

                                                                              CITIZENSHIP OR PLACE
   NAME OF PERSON FILING                    ADDRESS                             OF ORGANIZATION


Oxford Bioscience Partners L.P.       Oxford Bioscience Partners                       Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
    (Adjunct) L.P. ("OBP              315 Post Road West
    Adjunct")                         Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners                       Delaware
    Management"), the general         315 Post Road West
    partner of OBP and OBP            Westport, CT 06880
    Adjunct

Oxford Bioscience Partners            Richmond House                                   Bermuda
    (Bermuda) Limited                 Par-la-Ville Road
    Partnership("OBP                  Hamilton, Bermuda
    Bermuda")

OBP Management (Bermuda)              Richmond House                                   Bermuda
    Limited Partnership ("OBP         Par-la-Ville Road
    Management Bermuda"), the         Hamilton, Bermuda
    general partner of OBP
    Bermuda

OBP Management (Bermuda)              Richmond House                                   Bermuda
    Ltd. ("OBP Bermuda Ltd."),        Par-la-Ville Road
    the corporate general partner     Hamilton, Bermuda
    of OBP Management
    (Bermuda) Limited
    Partnership

Edmund M. Olivier, a general          Oxford Bioscience Partners                      United States
    partner of OBP Management         650 Town Center Drive
    and OBP Management                Costa Mesa, California  92626
    Bermuda

Cornelius T. Ryan, a general          Oxford Bioscience Partners                      United States
    partner of OBP Management         315 Post Road West
    and OBP Management                Westport, CT 06880
    Bermuda

Alan G. Walton, a general partner     Oxford Bioscience Partners                      United States
    of OBP Management and             315 Post Road West
    OBP Management Bermuda            Westport, CT 06880



                              Page 11 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 12 of 18 Pages

Item 2(d).      TITLE OF CLASS OF SECURITIES:  Common Stock, no par value.

Item 2(e).      CUSIP NUMBER:  238134 10 0

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a)   / /   Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                (b)   / /   Bank as defined in Section 3(a)(6) of the Act.

                (c)   / /   Insurance Company as defined in Section 3(a)(19) of
                            the Act.

                (d)   / /   Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

                (e)   / /   An Investment Adviser in accordance with Rule
                            13d-1(b)(i)(ii)(E) of the Act.

                (f)   / /   Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income
                            Security Act of 1974 or Endowment Fund; see Rule
                            13d-1(b)(1)(ii)(F) of the Act.

                (g)   / /   Parent Holding Company or control person, in
                            accordance with Rule 13d-1(b)(ii)(G) of the Act.

                (h)   / /   A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act.

                (i)   / /   A church plan that is excluded from the definition
                            of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

                (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
                            of the Act.

                None of the above.

Item 4.         OWNERSHIP.

                (a) Amount Beneficially Owned: As of December 31, 1999, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:


                      OBP:                                       160,107 Shares
                      OBP Adjunct:                               32,327 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               44,416 Shares
                      OBP Management Bermuda:                    0 Shares
                      OBP Bermuda Ltd.                           0 Shares
                      Mr. Olivier:                               0 Shares
                      Mr. Ryan:                                  0 Shares
                      Mr. Walton:                                0 Shares



                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP, OBP Adjunct and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management (as the general partner of OBP and OBP Adjunct) and OBP Management Bermuda (as the general partner of OBP Bermuda) may also be deemed to own beneficially the shares of OBP, OBP Adjunct and OBP Bermuda. OBP Bermuda Ltd., as the corporate general partner of OBP Management Bermuda, may also be deemed to own beneficially the shares of OBP, OBP Adjunct and OBP Bermuda. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by OBP, OBP Adjunct and OBP Bermuda.


                              Page 12 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 13 of 18 Pages

                (b) Percent of Class:



                      OBP:                                    7.2%
                      OBP Adjunct:                            7.2%
                      OBP Management:                         7.2%
                      OBP Bermuda:                            7.2%
                      OBP Management Bermuda:                 7.2%
                      OBP Bermuda Ltd.                        7.2%
                      Mr. Olivier:                            7.2%
                      Mr. Ryan:                               7.2%
                      Mr. Walton:                             7.2%



                The foregoing percentages are calculated based on the 3,290,322 shares of Common Stock reported to be outstanding as of October 31, 1999 in the Quarterly Report on Form 10-Q of DataTRAK International, Inc. for the quarter ended September 30, 1999, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:



                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      OBP Bermuda Ltd.                       0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares



                      (ii) shared power to vote or to direct the vote:



                      OBP:                                   236,850 Shares
                      OBP Adjunct:                           236,850 Shares
                      OBP Management:                        236,850 Shares
                      OBP Bermuda:                           236,850 Shares
                      OBP Management Bermuda:                236,850 Shares
                      OBP Bermuda Ltd.                       236,850 Shares
                      Mr. Olivier:                           236,850 Shares
                      Mr. Ryan:                              236,850 Shares
                      Mr. Walton:                            236,850 Shares



                      (iii) sole power to dispose or to direct the disposition
                            of:


                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      OBP Bermuda Ltd.                       0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares



                      (iv) shared power to dispose or to direct the disposition
                           of:


                              Page 13 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 14 of 18 Pages


                      OBP:                                   236,850 Shares
                      OBP Adjunct:                           236,850 Shares
                      OBP Management:                        236,850 Shares
                      OBP Bermuda:                           236,850 Shares
                      OBP Management Bermuda:                236,850 Shares
                      OBP Bermuda Ltd.                       236,850 Shares
                      Mr. Olivier:                           236,850 Shares
                      Mr. Ryan:                              236,850 Shares
                      Mr. Walton:                            236,850 Shares



                Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of DataTRAK International, Inc., except any shares held directly of record.

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.

Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, OBP Bermuda Ltd., Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

Item 10.        CERTIFICATION.

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                              Page 14 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 15 of 18 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 3, 2000


                                  OXFORD BIOSCIENCE PARTNERS L.P.

                                  By:  OBP Management L.P., its general partner

                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner


                                  OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                                  By:  OBP Management L.P., its general partner


                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner


                                  OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED
                                  PARTNERSHIP

                                  By:  OBP Management (Bermuda) Limited
                                       Partnership, its general partner

                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner

                                  OBP MANAGEMENT L.P.

                                  By: /s/ Cornelius T. Ryan
                                      -----------------------------------------
                                  Cornelius T. Ryan
                                  General Partner

                                  OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                  By: /s/ Cornelius T. Ryan
                                      -----------------------------------------
                                  Cornelius T. Ryan
                                  General Partner

                                  OBP MANAGEMENT (BERMUDA) LTD.

                                  By: /s/ Edmund M. Olivier
                                      -----------------------------------------
                                  Edmund M. Olivier
                                  President

                                  /s/ Cornelius T. Ryan
                                  ---------------------------------------------
                                  Cornelius T. Ryan


                              Page 15 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 16 of 18 Pages

                                  /s/ Alan G. Walton
                                  ---------------------------------------------
                                  Alan G. Walton

                                  /s/ Edmund M. Olivier
                                  ---------------------------------------------
                                  Edmund M. Olivier


                              Page 16 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 17 of 18 Pages

                                    EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of DataTRAK International, Inc.

Dated:   February 3, 2000

                                  OXFORD BIOSCIENCE PARTNERS L.P.


                                  By:  OBP Management L.P., its general partner

                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner


                                  OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                                  By:  OBP Management L.P., its general partner

                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner


                                  OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED
                                  PARTNERSHIP

                                  By:  OBP Management (Bermuda) Limited
                                       Partnership, its general partner

                                       By: /s/ Cornelius T. Ryan
                                           ------------------------------------
                                       Cornelius T. Ryan
                                       General Partner


                                  OBP MANAGEMENT L.P.

                                  By: /s/ Cornelius T. Ryan
                                      -----------------------------------------
                                  Cornelius T. Ryan
                                  General Partner


                                  OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                                  By: /s/ Cornelius T. Ryan
                                      -----------------------------------------
                                  Cornelius T. Ryan
                                  General Partner

                                  OBP MANAGEMENT (BERMUDA) LTD.

                                  By: /s/ Edmund M. Olivier
                                      -----------------------------------------
                                  Edmund M. Olivier
                                  President


                              Page 17 of 18 pages

CUSIP No. 238134 10 0                  13G                 Page 18 of 18 Pages

                                  /s/ Cornelius T. Ryan
                                  ---------------------------------------------
                                  Cornelius T. Ryan

                                  /s/ Alan G. Walton
                                  ---------------------------------------------
                                  Alan G. Walton

                                  /s/ Edmund M. Olivier
                                  ---------------------------------------------
                                  Edmund M. Olivier



                              Page 18 of 18 pages